Exhibit 6.4

Icahn School of Medicine at Mount Sinai One Gustave L. Levy Place New York, New York 10029	Purchase Order # SM7509228

PURCHASER NAME	PHONE #	BOX #	DEPARTMENT NAME
TARA Y JEFFERSON	(212) 241-5681	1171	843 - Obs/Gyn

VENDOR NAME	ULTIMATE DESTINATION
MEDIVIE USA INC	5 E. 98th St 2nd floor F 256

VENDOR ADDRESS	DELIVER TO
11319 MAPLE STREET LOS ALAMITOS CA 90720	TARA Y JEFFERSON Mt. Sinai School of Medicine 101st Street Between Madison and 5th Ave
New York, NY 10029

VENDOR CONTACT	CODING CLASSIFICATION
SHELLY AGASSI
+44 (0) 8708 200 096	02441520-4660

FUND RESTRICTION

DATE OF ORDER	QUOTATION DATE	F.O.B.	SHIP VIA	TERMS
Oct 20, 2016		Destination		Net 30 Days

Ordered	Unit of	Vendor's		Net Unit	Total Net
Quantity	Purchase	Catalog Number	Item Description	Price	Price
150.0	EACH	LAB	LABORAIDE DEVICE	12.00	1,800.00

SUBTOTAL	1,800.00
SHIPPING CHARGES	0.00
TOTAL ORDER	1,800.00

Notes:

DENTAL SUPPORT DEVICE-SEE ATTACHED

Send Invoices to: Accounts Payable, 1 Gustave L. Levy Place, Box 1662, New York NY 10029; Tel (212) 731-3093

REQ: RQ7440031 PO: SM7509228     PURCHASER: TARA Y JEFFERSON     PHONE: (212) 241-5681     Page 1 of 2

Icahn School of Medicine at Mount Sinai One Gustave L. Levy Place New York, New York 10029	Purchase Order # SM7509228

Signer name	Date

TARA Y JEFFERSON	Oct 13, 2016
Signer name	Date

ANDRES LICARI	Oct 18, 2016
Signer name	Date

RUBY HERNANDEZ	Oct 18, 2016
Signer name	Date

MICHAEL J DEMARTIS	Oct 19, 2016
Signer name	Date

ROBIN M OSTERLUND	Oct 20, 2016

Send Invoices to: Accounts Payable, 1 Gustave L. Levy Place, Box 1662, New York NY 10029; Tel (212) 731-3093

REQ: RQ7440031 PO: SM7509228     PURCHASER: TARA Y JEFFERSON     PHONE: (212) 241-5681     Page 2 of 2